KELSO TECHNOLOGIES INC.

Consolidated Interim Financial Statements
For the six months ended June 30, 2013
(Expressed in US Dollars)

Kelso Technologies Inc.
Consolidated Interim Statements of Financial Position
(Expressed in US Dollars)

	June 30,	December 31,
	2013	2012

Assets
Current
Cash	$1,538,530	$1,421,053
Accounts receivable	1,073,687	1,016,129
HST receivable	46,371	39,649
Prepaid expenses	116,743	88,506
Inventory (Note 7)	1,496,556	1,188,467

	4,271,887	3,753,804
Intangible assets (Note 9)	75,702	93,464
Property and equipment (Note 8)	313,551	329,975
Deferred product costs	117,932	117,932
Deposit	24,307	24,307

	$4,803,379	$4,319,482

Liabilities
Current
Accounts payable and accrued liabilities	$316,887	$270,795
Due to related parties (Note 11)	8,352	12,247

	325,239	283,042

Shareholders’ Equity
Capital Stock (Note 10)
Common shares (Note 10 (a))	16,624,125	16,073,471
Subscriptions received (Note 10)	-	353,846
Share-based payments reserve (Note 10 (b))	1,577,435	1,573,179
Deficit	(13,723,420)	(13,964,056)

	4,478,140	4,036,440

	$4,803,379	$4,319,482

Approved on behalf of the Board:

“William Troy” (signed)
William Troy, Director

“James R. Bond” (signed”)
James R. Bond, Director

See notes to consolidated interim financial statements

Kelso Technologies Inc.
Consolidated Interim Statements of Changes in Equity
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

	Capital Stock			Share-based
	Number		Share	payments
	of shares	Amount	subscriptions	reserve	Deficit	Total

Balance, November 30, 2011	33,431,283	$13,762,121	$919	$1,381,776	$(13,138,203)	$2,006,613
Exercise of warrants	2,586,500	559,300	-	-	-	559,300
Shares issued	5,000	919	(919)	-	-	-
Share-based payments	-	-	-	9,085	-	9,085
Loss for the period	-	-	-	-	(604,850)	(604,850)

Balance, May 31, 2012	36,022,783	14,322,340	-	1,390,861	(13,743,053)	1,970,140

Balance, December 31, 2012	39,990,583	16,073,471	353,846	1,573,179	(13,964,056)	4,036,440
Exercise of warrants	1,189,835	489,514	(353,846)	-	-	135,668
Exercise of options	234,929	61,140	-	-	-	61,140
Share-based payments	-	-	-	4,256	-	4,256
Income for the period	-	-	-	-	240,636	240,636

Balance, June 30, 2013	41,415,347	$16,624,125	$-	$1,577,435	$(13,723,420)	$4,478,140

See notes to consolidated interim financial statements

Kelso Technologies Inc.
Consolidated Interim Statements of Operations and Comprehensive Loss
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

	Three	Three
	months	months	Six months	Six months
	ended	ended	ended	ended
	June 30,	May 31,	June 30,	May 31,
	2013	2012	2013	2012

Revenues	$2,660,140	$519,778	$4,674,202	$760,696
Cost of Goods Sold	1,780,317	372,233	3,115,520	530,745

Gross Profit	879,823	147,545	1,558,682	229,951

Expenses
Share-based payments (Note 9 (b))	-	5,406	4,256	9,086
Management fees (Note 10)	149,403	104,670	262,285	192,885
Administrative salaries	38,135	56,253	104,395	107,944
Consulting	118,859	55,228	212,780	102,415
Accounting and legal	41,346	9,379	63,832	31,566
Office and general	33,823	26,970	59,387	59,057
Research (Note 10)	57,312	28,816	113,382	55,809
Travel	86,492	35,645	116,236	61,233
Rent	70,250	25,631	111,784	57,632
Marketing	52,569	48,757	150,509	78,461
License fees	3,749	6,593	16,519	10,984
Automobile	7,043	6,393	7,043	12,928
Bank charges	4,506	2,872	12,902	5,995
Insurance	49,801	11,751	68,316	11,519
Telephone	5,115	3,330	9,603	7,799
Foreign exchange (gain)	-	28,979	-	19,281
Amortization of equipment and patent	756	7,126	4,817	15,929

	719,159	463,799	1,318,046	840,523

Income (Loss) before the following	160,664	(316,254)	240,636	(610,572)
Interest income	-	2,260	-	5,722

Net Income (Loss) and Comprehensive Income (Loss) for the Period	$160,664	$(313,994)	$240,636	(604,850)

Basic and Diluted Earnings (Loss) Per Share	$0.00	$(0.01)	$0.01	$(0.02)

Weighted Average Number of Common Shares Outstanding	40,522,784	33,588,260	40,522,784	33,588,260

See notes to consolidated interim financial statements

Kelso Technologies Inc.
Consolidated Interim Statements of Cash Flows
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

	June 30,	May 31,
	2013	2012

Operating Activities
Net income (loss)	$240,636	$(604,850)
Items not involving cash
Amortization of equipment and patent	37,830	15,929
Share-based payments	4,256	9,086

	282,722	(579,835)

Changes in non-cash working capital
Accounts receivable	(57,558)	(237,546)
HST receivable	(6,722)	(8,574)
Prepaid expenses and deposit	(28,237)	23,420
Inventory	(308,089)	(541,473)
Accounts payable and accrued liabilities	46,092	35,209
Due to related parties	(3,895)	8,792

	(358,409)	(720,172)

Cash Used in Operating Activities	(75,687)	(1,300,007)

Investing Activities
Deferred product costs	-	(119,626)
Property and equipment	(3,644)	(62,180)

Cash Used in Investing Activities	(3,644)	(181,806)

Financing Activities
Issue of and subscription for common shares, net of share issue costs	550,654	559,300
Shares subscribed	(353,846)	-

Cash Provided by Financing Activities	196,808	559,300

Inflow (Outflow) of Cash	117,477	(922,513)
Cash, Beginning of Period	1,421,053	1,143,281

Cash, End of Period	$1,538,530	$220,768

Supplemental Cash Flow Information (Note 14)

See notes to consolidated interim financial statements

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

1.	NATURE OF OPERATIONS

Kelso Technologies Inc. (the “Company”) designs, engineers, markets, produces and distributes various proprietary pressure relief valves and manway securement systems designed to reduce the risk of environmental harm due to non-accidental events in the transportation of hazardous commodities via railroad tank cars. The Company trades on the TSX Venture Exchange (“TSX-V”) under the symbol “KLS”, and the US over-the-counter market (“OTCQX”) under the symbol “KEOSF”. The Company’s head office is located at 7773 118A Street, Delta, British Columbia, V4C 6V1.

Effective December 31, 2012, the Company changed its fiscal year-end to December 31.

The consolidated interim financial statements represent the second quarter under the new year end. The comparative figures for the consolidated interim Statements of Changes of Equity, Statements of Operations and Comprehensive Loss and Statements of Cash Flows are for the six months ended May 31, 2012.

2.	CONTINUANCE OF OPERATIONS

These consolidated interim financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company recorded a net income of $240,636 during the six months ended June 30, 2013 and as at June 30, 2013 has an accumulated deficit of $13,723,420 and working capital of $3,946,648.

The application of the going concern concept is dependent upon the Company’s ability to satisfy its liabilities as they become due. The Company plans to generate the necessary resources to finance operations by way of a combination of sales of its products and issuance of equity securities through private placements.

The consolidated interim financial statements do not reflect adjustments to the amounts and classifications of assets and liabilities that would be necessary if the going concern assumption were not appropriate.

3.	BASIS OF PREPARATION

(a) Statement of compliance

These consolidated interim financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

These consolidated interim financial statements have been prepared under the historical cost basis, except for financial instruments classified as available-for-sale (“AFS”) and fair value through profit or loss (“FVTPL”). These consolidated interim financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(b)	Functional and presentation currency

The functional and presentation currency of the Company is the US dollar (“USD”).

	(c)	Use of estimates and judgments

The preparation of these interim consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant areas requiring the use of management estimates include:

(i)

The determination of the fair value of stock options and warrants using stock pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in the subjective input assumptions could materially affect the fair value estimate.

(ii)

The determination of deferred income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts and, therefore, do not necessarily provide certainty as to their recorded values.

(iii) The assessment of the Company's ability to continue as a going concern involves judgment regarding future funding available for its product development and working capital requirements.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

	(d)	Approval of the consolidated interim financial statements

The consolidated interim financial statements of Kelso Technologies Inc. for the six months ended June 30, 2013 were approved and authorized for issue by the Board of Directors on August 7, 2013.

	(e)	New accounting standards issued but not yet effective

IAS 27 Separate Financial Statements (2011)

This amended version of IAS 27 now only deals with the requirements for separate financial statements, which have been carried over largely unamended from IAS 27 Consolidated and Separate Financial Statements. Requirements for consolidated financial statements are now contained in IFRS 10 Consolidated Financial Statements.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IFRS 12 and IAS 28 (2011).

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IAS 28 Investments in Associates and Joint Ventures (2011)

This standard supersedes IAS 28 Investments in Associates and prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

The standard defines “significant influence” and provides guidance on how the equity method of accounting is to be applied (including exemptions from applying the equity method in some cases). It also prescribes how investments in associates and joint ventures should be tested for impairment.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IFRS 12 and IAS 27 (2011).

IFRS 9 Financial Instruments (2009)

IFRS 9 introduces new requirements for classifying and measuring financial assets, as follows:

Debt instruments meeting both a “business model” test and a “cash flow characteristics” test are measured at amortized cost (the use of fair value is optional in some limited circumstances)
Investments in equity instruments can be designated as “fair value through other comprehensive income” with only dividends being recognized in profit or loss
All other instruments (including all derivatives) are measured at fair value with changes recognized in profit or loss

The concept of “embedded derivatives” does not apply to financial assets within the scope of the standard and the entire instrument must be classified and measured in accordance with the above guidelines.

This standard is only applicable if it is optionally adopted for annual periods beginning before January 1, 2015. For annual periods beginning on or after January 1, 2015, the Company must adopt IFRS 9 (2010).

IFRS 10 Consolidated Financial Statements

Requires a parent to present consolidated financial statements as those of a single economic entity, replacing the requirements previously contained in IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation - Special Purpose Entities.

The standard identifies the principles of control, determines how to identify whether an investor controls an investee and therefore must consolidate the investee, and sets out the principles for the preparation of consolidated financial statements.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IFRS 10 Consolidated Financial Statements (continued)

The standard introduces a single consolidation model for all entities based on control, irrespective of the nature of the investee (i.e., whether an entity is controlled through voting rights of investors or through other contractual arrangements as is common in “special purpose entities”). Under IFRS 10, control is based on whether an investor has power over the investee, exposure, or rights, to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the returns.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 11, IFRS 12, IAS 27 (2011) and IAS 28 (2011).

IFRS 11 Joint Arrangements

Replaces IAS 31 Interests in Joint Ventures. Requires a party to a joint arrangement to determine the type of joint arrangement in which it is involved by assessing its rights and obligations and then account for those rights and obligations in accordance with that type of joint arrangement.

Joint arrangements are either joint operations or joint ventures:

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement (joint operators) have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint operators recognize their assets, liabilities, revenue and expenses in relation to its interest in a joint operation (including their share of any such items arising jointly)

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement (joint venturers) have rights to the net assets of the arrangement. A joint venturer applies the equity method of accounting for its investment in a joint venture in accordance with IAS 28 Investments in Associates and Joint Ventures (2011). Unlike IAS 31, the use of “proportionate consolidation” to account for joint ventures is not permitted.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 12, IAS 27 (2011) and IAS 28 (2011).

IFRS 12 Disclosure of Interests in Other Entities

Requires the extensive disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, interests in other entities and the effects of those interests on its financial position, financial performance and cash flows.

In high-level terms, the required disclosures are grouped into the following broad categories:

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IFRS 12 Disclosure of Interests in Other Entities (continued)

Significant judgments and assumptions - such as how control, joint control, significant influence has been determined
Interests in subsidiaries - including details of the structure of the group, risks associated with structured entities, changes in control, and so on

Interests in joint arrangements and associates - the nature, extent and financial effects of interests in joint arrangements and associates (including names, details and summarized financial information)

Interests in unconsolidated structured entities - information to allow an understanding of the nature and extent of interests in unconsolidated structured entities and to evaluate the nature of, and changes in, the risks associated with its interests in unconsolidated structured entities.

IFRS 12 lists specific examples and additional disclosures that further expand upon each of these disclosure objectives, and includes other guidance on the extensive disclosures required.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IAS 27 (2011) and IAS 28 (2011).

IFRS 13 Fair Value Measurement

Replaces the guidance on fair value measurement in existing IFRS accounting literature with a single standard.

This IFRS defines fair value, provides guidance on how to determine fair value and requires disclosures about fair value measurements. However, IFRS 13 does not change the requirements regarding which items should be measured or disclosed at fair value.

IFRS 13 applies when another IFRS requires or permits fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements). With some exceptions, the standard requires entities to classify these measurements into a “fair value hierarchy” based on the nature of the inputs:

Level 1 - quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date
Level 2 - inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3 - unobservable inputs for the asset or liability

Entities are required to make various disclosures depending upon the nature of the fair value measurement (e.g., whether it is recognized in the financial statements or merely disclosed) and the level in which it is classified.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

(e) New accounting standards issued but not yet effective (Continued)

Applicable to annual periods beginning on or after January 1, 2013.

Disclosures — Offsetting Financial Assets and Financial Liabilities (Amendments to IFRS 7)

Amends the disclosure requirements in IFRS 7 Financial Instruments: Disclosures to require information about all recognized financial instruments that are set-off in accordance with paragraph 42 of IAS 32 Financial Instruments: Presentation.

The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32.

Applicable to annual periods beginning on or after January 1, 2013 and interim periods within those periods.

Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32)

Amends IAS 32 Financial Instruments: Presentation to clarify certain aspects because of diversity in application of the requirements on offsetting, focused on four main areas:

the meaning of “currently has a legally enforceable right of set-off”
the application of simultaneous realization and settlement
the offsetting of collateral amounts
the unit of account for applying the offsetting requirements.

Applicable to annual periods beginning on or after January 1, 2014.

Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance

Amends IFRS 10, IFRS 11 and IFRS 12 to provide additional transition relief by limiting the requirement to provide adjusted comparative information to only the preceding comparative period. Also, amendments to IFRS 11 and IFRS 12 eliminate the requirement to provide comparative information for periods prior to the immediately preceding period.

4.	SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies.

(a) Basis of presentation and consolidation

The consolidated interim financial statements include the accounts of the Company and its integrated wholly-owned subsidiaries, Kelso Technologies (USA) Inc. and Kelso Innovative Solutions Inc., both are Nevada, USA, corporations. Intercompany transactions and balances have been eliminated.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(b)	Property and equipment

Property and equipment are stated at cost less accumulated amortization. Leasehold improvements are amortized on a straight-line basis over the lease term. Amortization is calculated over the estimated useful life of the property and equipment on a declining- balance basis at the following rates:

Building	– 4%
Leasehold improvements	– 20%
Production equipment	– 20%
Vehicles	– 30%

In the year of acquisition, amortization is recorded based on one-half of annual amortization.

(c)	Research and development

Research costs are expensed as incurred. Product and technology development costs, which meet the criteria for deferral and are expected to provide future benefits with reasonable certainty are deferred and amortized over the estimated life of the products or technology. In 2011, the Company commenced deferring development costs associated with the manway securement systems. In the year of deferral of product costs, the Company does not record amortization.

(d)	Intangible assets

The Company’s intangible assets include manway patents and eduction tube line rights with a finite useful life. The patents are capitalized and amortized on a straight-line basis over their thirteen year protective term. The rights are capitalized and amortized on a straight-line basis over their two year useful life. Intangible assets are tested for impairment on an annual basis or when events occur that may indicate impairment. If there are indications of impairment, the unamortized balance is charged to operations in the period.

(e)	Revenue recognition

Revenues are recognized when the risks and rewards of ownership have passed to the customer based on the terms of the sale, collection of the relevant receivable is probable, evidence of an arrangement exists and the sales price is fixed or determinable. Risk and rewards of ownership pass to the customer upon shipment or upon invoicing depending on the agreement with the customer. Provisions for sales discounts, returns and miscellaneous claims from customers are made at the time of sale.

(f)	Inventory

Inventory components include raw materials and supplies used to assemble valves and manway covers, as well as finished valves and manway covers. All inventories are recorded at the lower of cost and net realizable value on a first-in, first-out basis. The stated value of all inventories includes raw materials and supplies purchase and assembly costs, and attributable overhead and amortization. A regular review is undertaken to determine the extent of any provision for obsolescence.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)	Income taxes

Income tax expense, consisting of current and deferred tax expense, is recognized in the consolidated statements of operations. Current tax expense is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at period-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax assets and liabilities and the related deferred income tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

(h)	Foreign currency translation

The accounts of foreign operations are translated into USD as follows:

(i)	Monetary assets and liabilities, at the rate of exchange in effect at the consolidated statement of financial position date;

(ii)	Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iii)	Revenue and expense items (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange prevailing at the transaction date.

Gains and losses arising from translation of foreign currency are included in the determination of net loss.

(i)	Earnings (loss) per share

The Company presents basic earnings (loss) per share data for its common shares, calculated by dividing the earnings/loss attributable to common shareholders of the Company by the weighted average number of shares outstanding during the period. The Company uses the treasury stock method for calculating diluted earnings (loss) per share. Under this method the dilutive effect on earnings per share is calculated on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to purchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(j)	Share-based payments

The Company grants share options to acquire common shares of the Company to directors, officers, employees and consultants. The fair value of share-based payments to employees is measured at grant date, using the Black-Scholes option pricing model, and is recognized over the vesting period for employees using the graded vesting method. Fair value of share-based payments for non-employees is recognized and measured at the date the goods or services are received based on the fair value of the goods or services received. If it is determined that the fair value of goods and services received cannot be reliably measured, the share-based payment is measured at the fair value of the equity instruments issued using the Black-Scholes option pricing model.

For both employees and non-employees, the fair value of share-based payments is recognized as an expense with a corresponding increase in share-based payments reserve. The amount recognized as expense is adjusted to reflect the number of share options expected to vest. Consideration received on the exercise of stock options is recorded in capital stock and the related share-based payment in share-based payments reserve is transferred to capital stock.

	(k)	Capital stock

Proceeds from the exercise of stock options and warrants are recorded as capital stock in the amount for which the option or warrant enabled the holder to purchase a share in the Company. Capital stock issued for non-monetary consideration is valued at the closing market price at the date of issuance. The proceeds from the issuance of units are allocated between common shares and warrants based on the residual value method. Under this method, the proceeds are allocated first to capital stock based on the fair value of the common shares at the time the units are priced and any residual value is allocated to the warrants reserve. Consideration received for the exercise of warrants is recorded in capital stock, and any related amount recorded in warrants reserve is transferred to capital stock.

	(l)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

	(m)	Financial instruments

(i) Financial assets

The Company classifies its financial assets in the following categories: FVTPL, held- to-maturity investments, loans and receivables, and AFS. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of assets at recognition. All financial instruments are required to be measured at fair value on initial recognition. Measurement in subsequent periods is dependent upon the classification of the financial instrument.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(m)	Financial instruments (Continued)

		(i)	Financial assets (Continued)

Financial assets at fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future, it is a part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss.

Held-to maturity investments

Held-to-maturity financial assets are non-derivative financial assets measured at amortized cost that management has the intention and ability to hold to maturity.

Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss on receivables is based on a review of all outstanding amounts at period-end. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate method.

Available-for-sale financial assets

AFS financial assets are non-derivative financial assets that are either designated as AFS or not classified in any of the other financial asset categories. Changes in the fair value of AFS financial assets other than impairment losses are recognized as other comprehensive income (loss) and classified as a component of equity.

Effective interest method

The effective interest method calculates the amortized cost of a financial asset and allocates interest income over the corresponding period. The effective interest rate is the rate that discounts estimated future cash receipts over the expected life of the financial asset or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(m)	Financial instruments (Continued)

		(i)	Financial assets (Continued)

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each period-end. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include the following:

significant financial difficulty of the issuer or counterparty;
default or delinquency in interest or principal payments; or
it has become probable that the borrower will enter bankruptcy or financial reorganization.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of all financial assets, excluding trade receivables, is directly reduced by the impairment loss. The carrying amount of trade receivables is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

With the exception of AFS equity instruments, if, in a subsequent period, the amount of the impairment loss decreases and the decrease relates to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss. On the date of impairment reversal, the carrying amount of the financial asset cannot exceed its amortized cost had impairment not been recognized.

		(ii)	Financial liabilities

The Company classifies its financial liabilities in the following categories: as FVTPL or other financial liabilities.

Fair value through profit or loss

Financial liabilities classified as FVTPL include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as FVTPL. Fair value changes on financial liabilities classified as FVTPL are recognized in profit or loss.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Financial instruments (Continued)

Other financial liabilities

Other financial liabilities are non-derivatives and are recognized initially at fair value, net of transaction costs incurred, and are subsequently stated at amortized cost using the effective interest rate method. Any difference between the amounts originally received, net of transaction costs, and the redemption value is recognized in profit or loss over the period to maturity using the effective interest method. Other financial liabilities are classified as current or non-current based on their maturity date.

Other financial liabilities are classified as current or non-current based on their maturity date. Financial liabilities include trade accounts payable, other payables, deferred credits and loans.

Derivative financial liabilities

Derivatives, including separated embedded derivatives, are classified as held-for- trading and recognized at fair value with changes in fair value recognized in profit or loss unless they are designated as effective hedging instruments.

(ii)	Fair value hierarchy

Fair value measurements of financial instruments are required to be classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3:	Inputs for assets or liabilities that are not based on observable market data.

5.	CAPITAL MANAGEMENT

The Company considers its capital to be comprised of shareholders’ equity.

The Company’s objectives in managing its capital are to maintain its ability to continue as a going concern and to further develop its business. To effectively manage the Company’s capital requirements, the Company has a planning and budgeting process in place to meet its strategic goals.

Although the Company has been successful at raising funds in the past through the issuance of capital stock, it is uncertain whether it will continue this method of financing due to the current difficult market conditions and the continued internal growth of the Company’s operations.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

5.	CAPITAL MANAGEMENT (Continued)

In order to facilitate the management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. Management reviews the capital structure on a regular basis to ensure the above objectives are met. There have been no changes to the Company’s approach to capital management during the year. There are no externally-imposed restrictions on the Company’s capital.

6.	FINANCIAL INSTRUMENTS

Financial instruments are agreements between two parties that result in promises to pay or receive cash or equity instruments. The Company classifies its financial instruments as follows: cash is classified as a financial asset at FVTPL, accounts receivable is classified as loans and receivables, and due to related parties and accounts payable are classified as other financial liabilities, which are measured at amortized cost. The carrying value of these instruments approximates their fair values due to their short term to maturity.

The Company has exposure to the following risks from its use of financial instruments:

Credit risk;
Liquidity risk; and
Market risk.

(a)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Cash is placed with a major Canadian financial institution and the Company’s concentration of credit risk for cash and maximum exposure thereto is $1,538,530 (December 31, 2012 - $1,421,053).

With respect to its accounts receivable, the Company assesses the credit rating of all customers and maintains provisions for potential credit losses, and any such losses to date have been within management’s expectations. The Company’s credit risk with respect to accounts receivable and maximum exposure thereto is $1,073,687 (December 31, 2012 - $1,016,129). The Company’s concentration of credit risk for accounts receivable with respect to Customer A (note 15) is $591,385 (December 31, 2012 - $469,802), while Customer B is $434,663 (December 31, 2012 - $309,795).

(b)	Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s approach to managing liquidity risk is to ensure, as far as possible, that it will have sufficient liquid funds to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. At June 30, 2013, the Company has $1,538,530 (December 31, 2012 - $1,421,053) of cash to settle current liabilities with the following due dates: accounts payable of $316,887 (December 31, 2012 - $270,975) are due within three months and; due to related party balances of $8,352 (December 31, 2012 - $12,247) are due on demand.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

6.	FINANCIAL INSTRUMENTS (Continued)

	(c)	Market risk

The significant market risks to which the Company is exposed are interest rate risk and currency risk.

		(i)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in market interest rates. The Company’s cash consists of cash held in bank accounts that earn interest at variable rates. Due to the short-term nature of this financial instrument, fluctuations in market rates of interest do not have a significant impact on the estimated fair value or future cash flows.

		(ii)	Currency risk

The Company is exposed to currency risk to the extent expenditures incurred or funds received and balances maintained by the Company are denominated in Canadian dollars (“CAD”). The Company does not manage currency risk through hedging or other currency management tools.

As at June 30, 2013 and December 31, 2012, the Company’s net exposure to foreign currency risk is as follows (in USD):

	June	December
	30, 2013	31, 2012

Net assets	$100,130	$824,251

Based on the above, assuming all other variables remain constant, a 1.5% weakening or strengthening of the USD against the CAD would result in approximately $1,500 (December 31, 2012 - $13,000) foreign exchange loss or gain in the consolidated statements of operations.

(iii)	Other price risk

Other price risk is the risk that the future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

7.	INVENTORY

	June 30,	December 31,
	2013	2012

Finished goods	$439,340	$476,871
Raw materials and supplies	1,057,216	711,596

	$1,496,556	$1,188,467

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

8.	PROPERTY AND EQUIPMENT

			Leasehold	Production
	Land	Building	improvements	equipment	Vehicles	Total
Balance, December 31, 2012	$12,558	$163,092	$32,610	$163,531	$27,674	$399,465
Additions	-	-	-	-	506	506
Balance, June 30, 2013	$12,558	$163,092	$32,610	$163,531	$28,180	$399,971
Accumulated Amortization
Balance, December 31, 2012	$-	$9,891	$9,525	$43,570	$6,504	$69,490
Charge for period	-	4,146	1,154	8,555	3,075	16,930
Balance, June 30, 2013	$-	$14,037	$10,679	$52,125	$9,579	$86,420
Carrying Value
June 30, 2013	$12,558	$149,055	$21,931	$111,406	$18,601	$313,551
December 31, 2012	$12,558	$153,201	$23,085	$119,961	$21,170	$329,975

Included in cost of goods sold is $6,967 (December 31, 2012 - $14,507) of amortization related to property and equipment.

9.	INTANGIBLE ASSETS

	Patent	Rights	Total
Cost
Balance, December 31, 2012 and June 30, 2013	$40,840	$65,000	$105,840

Accumulated Amortization
Balance, December 31, 2012	$12,376	$-	$12,376
Charge for period	1,512	16,250	17,762
Balance, June 30, 2013	$13,888	$16,250	$30,138

Carrying Value
June 30, 2013	$26,952	$48,750	$75,702
December 31, 2012	$28,464	$65,000	$93,464

Included in cost of goods sold is $16,250 (December 31, 2012 - $Nil) of amortization relating to rights.

The Company is obligated to pay a 5% royalty from sales of their manway securement systems. During the six months ended June 30, 2013, there were no revenues from sales of the manway securement systems. The Company also holds a number of other patents, which have been fully amortized as at June 30, 2013.

On November 28, 2012, the Company signed an agreement to acquire all proprietary manufacturing rights to an eduction tube line (ETS) for $65,000. The vendor entered into a consulting agreement with the Company for a period of twenty-four months for a fee of $6,500 per month. The Company is obligated to pay a 7% royalty from sales on all ETS sold over the duration of the consulting contract. During the six months ended June 30, 2013, there were sales of the ETS totaling $42,480.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

10.	CAPITAL STOCK

Authorized:

Unlimited Class A non-cumulative, preferred shares without par value, of which 5,000,000 are designated Class A, convertible, voting, preferred shares

Unlimited common shares without par value

Issued:

(a) Common shares

During the four months ended December 31, 2012, the Company issued 1,995,000 units pursuant to a private placement for gross proceeds of $1,197,000. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant will entitle the holder thereof to purchase one additional common share at a price of $0.80 until September 28, 2014. The Company paid $91,414 in finder’s fees and other costs. In addition, the Company issued 1,336,000 shares for warrants exercised for gross proceeds of $472,791 (CAD $467,600).

During the six months ended June 30, 2013, the Company issued 1,189,835 shares pursuant to the exercise of 1,189,835 warrants for gross proceeds of $489,514. In addition, the Company issued 234,929 shares pursuant to the exercise of 234,929 share purchase options for gross proceeds of $61,140.

(b) Stock options

The Company has a stock option plan (the “Plan”) available to employees, directors, officers and consultants with grants under the Plan approved from time to time by the Board of Directors. Under the Plan, the Company is authorized to issue options to purchase an aggregate of up to 10% of the Company's issued and outstanding common shares. Each option can be exercised to acquire one common share of the Company. The exercise price for an option granted under the Plan may not be less than the market price at the date of grant less a specified discount dependent on the market price.

Options to purchase common shares have been granted to directors, employees and consultants as follows:

Exercise
Price	Expiry	June 30, 2013		December 31, 2012
(CAD)	Date	Outstanding	Exercisable	Outstanding	Exercisable

$0.24	December 7, 2013	180,000	180,000	250,000	250,000
$0.55	February 9, 2014	150,000	150,000	150,000	150,000
$0.65	November 25, 2014	150,000	150,000	150,000	112,500
$0.24	June 2, 2015	600,000	600,000	600,000	600,000
$0.24	October 4, 2015	400,000	400,000	554,000	554,000
$0.58	July 22, 2016	420,000	420,000	420,000	420,000
$0.58	August 25, 2016	100,000	100,000	100,000	100,000
$0.65	October 30, 2017	310,000	310,000	310,000	310,000
$0.70	October 7, 2019	28,571	28,571	28,571	28,571
		2,338,571	2,338,571	2,573,500	2,536,000

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

10.	CAPITAL STOCK (Continued

	(b)	Stock options (Continued)

A summary of the Company’s stock options as at June 30, 2013 and December 31, 2012 and changes for the periods then ended are as follows:

		Weighted
		Average
		Exercise
	Number	Price CAD)

Outstanding, August 31, 2011	2,321,713	$0.38
Granted	310,000	$0.65
Expired	(58,213)	$0.70
Outstanding, December 31, 2012	2,573,500	$0.41
Exercised	(234,929)	$0.26
Outstanding, June 30, 2013	2,338,571	$0.43

The weighted average contractual life for the remaining options at June 30, 2013 is 2.25 (December 31, 2012 - 2.8) years.

Share-based payments

Share-based payments of $4,256 (December 31, 2012 - $167,656) were recognized in the six months ended June 30, 2013 for stock options granted, and the vesting of options granted in the prior period.

The fair value of stock options is determined using the Black-Scholes option pricing model with assumptions as follows:

	June 30,	December 31,
	2013	2012

Risk-free interest rate (average)	1.09%	1.09%
Estimated volatility (average)	154%	154%
Expected life	2.35 years	5 years
Expected dividend yield	-	-
Grant date fair value per option	$0.54	$0.54

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

10.	CAPITAL STOCK (Continued)

	(c)	Share purchase warrants

As at June 30, 2013 and December 31, 2012, the Company has share purchase warrants outstanding entitling the holders to acquire common shares as follows:

Exercise		Outstanding				Outstanding
Price	Expiry	December 31,				June 30,
(CAD)	Date	2012	Issued	Exercised	Expired	2013

CAD$2.10*	October 31, 2014	1,059,029	-	-	-	1,059,029
$0.80	September 18, 2014	997,500	-	20,835	-	976,665
CAD$0.70	July 25, 2013	1,000,000	-	170,000	-	830,000

		3,056,529	-	190,835	-	2,865,694

Exercise		Outstanding				Outstanding
Price	Expiry	August 31,				December 31,
	Date	2012	Issued	Exercised	Expired	2012

$0.80	September 18, 2014	-	997,500	-	-	997,500
CAD $2.10*	October 31, 2014	1,059,029	-	-	-	1,059,029
CAD $0.35	December 22, 2012	2,370,000	-	2,335,000	35,000	-
CAD $0.70	July 25, 2013	1,000,000	-	-	-	1,000,000
		4,429,029	997,500	2,335,000	35,000	3,056,529

*	Exercisable at $1.05 from October 31, 2011 until October 30, 2012, at $2.10 from October 31, 2012 until October 30, 2013, and at $5.25 from October 31, 2013 until October 30, 2014.

11.	RELATED PARTY TRANSACTIONS

Related party transactions not otherwise described in these consolidated financial statements are shown below. These amounts of key management compensation are included in the amounts shown on the consolidated interim statements of operations:

	Six months ended
	June 30, 2013	May 31, 2012
Management fees	$262,285	$192,885

As at June 30, 2013, amounts due to related parties, which are unsecured and have no interest or specified terms of payments, are $8,352 (December 31, 2012 - $12,247) for reimbursement of expenses to two directors of the Company. These amounts are due on demand.

12.	COMMITMENT

The Company is committed to making the following payments for base rent on its lab in Lisle, Illinois:

2013
Lab rental cost	$13,958

KELSO TECHNOLOGIES INC.
Notes to Consolidated Interim Financial Statements
For the six months ended June 30, 2013 and May 31, 2012
(Expressed in US Dollars)

13	INCOME TAXES

As at June 30, 2013, the Company has accumulated non-capital losses for tax purposes in Canada of approximately $5,682,000 that may be carried forward to apply against future years' income for income tax purposes. The losses expire as follows:

2014	$165,000
2015	701,000
2026	502,000
2027	625,000
2028	704,000
2029	619,000
2030	130,000
2031	997,000
2032	1,239,000

$5,682,000

The Company has approximately $14,000 in non-capital losses in the US that may be applied against future taxable income (expiring in 2025 or later). Additionally, the Company has net capital losses of approximately $137,000 that can be applied against future net capital gains. These losses can be carried forward indefinitely.

14.	SUPPLEMENTAL CASH FLOW INFORMATION

	June 30,	December 31,
	2013	2012

Non-cash financing activities	$-	$-
Amortization of property and equipment allocated to cost of goods sold	$29,455	$14,507
Amortization of property and equipment allocated to inventory	$-	$-
Interest paid	$-	$-
Income taxes paid	$-	$-

15.	SIGNIFICANT CUSTOMERS

The following table represents sales to individual customers exceeding 10% of the Company’s annual revenues:

	June 30,	December 31,
	2013	2012

Customer A	$2,602,770	$872,778
Customer B	$1,503,229	$1,558,429

Both Customers A and B are major US corporations, who have displayed a pattern of consistent timely payment of accounts owing.

16.	EVENTS AFTER THE REPORTING PERIOD

The Company issued 830,000 common shares pursuant to the exercise of share purchase warrants for proceeds of CAD$581,000.